Exhibit 4.11

TENTH AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION
OF
HOME BANCSHARES, INC.

Pursuant to the Arkansas Business Corporation Act of 1987, as amended, Home BancShares, Inc. (the “Corporation”) does hereby adopt the following articles of amendment to its Restated Articles of Incorporation, dated March 12, 1999, as previously amended on October 23, 2003, March 9, 2005, April 18, 2005, May 9, 2007, January 9, 2009, January 13, 2009, April 18, 2013, April 21, 2016, and April 18, 2019:
1.    The first sentence of Article SIXTH is hereby amended in its entirety to read as follows:
    SIXTH:    The Board of Directors of this Corporation shall consist of not less than two (2) nor more than seventeen (17) persons, the exact number of directors within such minimum and maximum limits to be fixed and determined, from time to time, by resolution of majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof.
EXECUTED this 5th day of April, 2022.

                         /s/ Brian Davis
                        Brian Davis, Treasurer